THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE SECURITIES. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF TRANSFER AND SALE AND IS NOT BEING MADE (NOR WILL TENDERS BE ACCEPTED FROM) HOLDERS OF BACS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
     UP TO 330,000 SERIES 23 BENEFICIAL ASSIGNEE CERTIFICATES (THE "BACS")
         OF BOSTON CAPITAL TAX CREDIT FUND IV L.P. (THE "PARTNERSHIP")
       BY VALLEY CREEK CAPITAL, LLC, A DELAWARE LIMITED LIABILITY COMPANY
                               (THE "PURCHASER")

The Purchaser is offering to purchase for cash up to 330,000 BACs held by the BAC Holders of the Partnership (the "BAC Holders") at $6.75 per BAC upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase and in the related Agreement of Transfer and Sale (which together constitute the "Offer" and the "Tender Offer Documents").

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, MAY 15, 1998, UNLESS THE OFFER IS EXTENDED.

    Funding for the purchase of the BACs will be provided through the Purchaser's existing working capital.

    The Offer will expire at 12:00 midnight, Eastern Time on May 15, 1998, and unless and until the Purchaser, in its sole discretiton, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date").

    If the Purchaser makes a material change in the terms of the Offer, or if they waive a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to BAC Holders. Accordingly, if prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding BACs) or decreases the number of BACs being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to BAC Holders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

    In all cases payment for the BACs purchased pursuant to the Offer will be made only after timely receipt of the Agreement of Transfer and Sale, properly completed and duly executed, with any required signature guarantees, and any other documents required by such Agreement of Transfer and Sale.

    Tenders of BACs made pursuant to the Offer are irrevocable, except that BAC Holders who tender their BACs in response to the Offer will have the right to withdraw their tendered BACs at any time prior to the Expiration Date by sending a written notice of withdrawal to the Purchaser specifying the name of the person who tendered the BACs to be withdrawn. In addition, tendered BACs may be withdrawn at any time after June 13,1998, unless the tender has theretofore been accepted for payment as provided above.

    If tendering BAC Holders tender more than the number of BACs that the Purchaser seeks to purchase pursuant to the Offer, the Purchaser will take into account the number of BACs so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of BACs tendered by each tendering BAC Holder during the period during which the Offer remains open.

    The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from the Purchaser. The Offer contains terms and conditions and the information required by Rule 14d-6(e)(l)(vii) under the Exchange Act which are incorporated herein by reference.

    THE TENDER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    The Tender Offer Documents may be obtained by written request as set forth below.

    The Tender Offer Documents and, if required, other relevant materials will be mailed to record holders of BACs or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of BACs.

FOR COPIES OF THE TENDER OFFER DOCUMENTS CALL THE DEPOSITARY TOLL FREE AT 1-888-292-4264 OR MAKE A WRITTEN REQUEST ADDRESSED TO VALLEY CREEK CAPITAL, LLC, C/O MAVRICC MANAGEMENT SYSTEMS, INC., POST OFFICE BOX 7090, TROY, MICHIGAN 48007-7090.

                                 April 14, 1998